Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-197040 and 333- 199104) on Form S-8 and (No. 333-205922) on Form S-3 of Bankwell Financial Group, Inc. of our report dated March 4, 2019, relating to the consolidated financial statements of Bankwell Financial Group, Inc., appearing in this Annual Report on Form 10-K of Bankwell Financial Group, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

New Haven, Connecticut
March 4, 2019